Exhibit 99.1

For Immediate Release

Outgoing Missouri Governor Matt Blunt to Join

Copart Board of Directors

Fairfield, CA (DEC. 5) - Copart, Inc. (NASDAQ:CPRT) today announced that outgoing Missouri governor Matt Blunt has been appointed to the Board of Directors of the company and its Nominating and Governance Committee effective January 13, 2009, following his departure from public office.

“Governor Blunt will add tremendous value to Copart’s Board with his experience in public policy and fiscal management,” said Copart’s President Jay Adair.  “We are looking forward to the unique perspective he will bring to the board with his public service background.  I am very excited that Governor Blunt has agreed to bring his wealth of experience, knowledge, and many talents to Copart’s Board of Directors”.

Mr. Blunt has 20 years experience in public service and an impressive record of accomplishments.  He was elected governor of the State of Missouri in November 2004 after serving as a member of the Missouri General Assembly from 1999 through 2001 and as Missouri’s Secretary of State from 2001 through his inauguration as governor in 2005.  He is a 1993 graduate of the United States Naval Academy and received four Navy and Marine Corps Achievement Medals during his military service, as well as numerous other awards.

“Copart has an impressive business model, very capable board members, and energetic and innovative executive leadership,” said Governor Matt Blunt. “I am pleased to join the Board of Directors of this great company.”

About Copart:

Copart, founded in 1982, provides vehicle sellers with a full range of remarketing services to process and sell salvage and clean titled vehicles to dismantlers, rebuilders, exporters, and in some states, to end users.  Copart remarkets the vehicles through Internet sales utilizing its proprietary VB2 technology.  Copart sells vehicles on behalf of insurance companies, banks, finance companies, fleet operators, dealers, car dealerships, the general public and others.  The company currently operates 145 facilities in the United States, Canada and the United Kingdom.  Salvage vehicles are either damaged vehicles deemed a total loss for insurance or business purposes or are recovered stolen vehicles for which an insurance settlement with the vehicle owner has already been made. For more information, or to become a registered buyer, visit www.copart.com.

Cautionary Note About Forward-Looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws, and these forward-looking statements are subject to substantial risks and uncertainties. Our business has become increasingly reliant on proprietary and non-proprietary technologies, and it is difficult to forecast with accuracy what impact these changes in our business model will have. We depend on a limited number of major suppliers of salvage vehicles. If we are unable to maintain these supply relationships, our revenues and operating results would be adversely affected. We have only recently entered the UK market through several acquisitions. We do not have any historic experience operating outside of North America, and we may experience challenges adapting our business model to international markets and integrating the acquired businesses. In addition, our revenues, operating results, financial condition, and growth rates are subject to numerous other risks, including our ability to complete and integrate new acquisitions, environmental and regulatory risks, and the other factors described under the caption “Risk Factors” in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We encourage investors to review these disclosures carefully.

Contact:

For Copart, Inc.

William E. Franklin

Chief Financial Officer

(707) 639-5271